Exhibit 10.27

SEPARATION OF EMPLOYMENT AGREEMENT

This SEPARATION OF EMPLOYMENT AGREEMENT (the “Agreement”) is made this 23rd day of December 2019, by and between PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, a Pennsylvania business trust (“PREIT” or the “Company”), and PREIT SERVICES, LLC, a Pennsylvania limited liability company (“Services”) and ROBERT MCCADDEN (“Executive”). PREIT and Executive shall be referred to herein as the “Parties” or each separately as a “Party.”

WHEREAS, Executive is employed as Chief Financial Officer of PREIT pursuant to the Amended and Restated Employment Agreement between PREIT and Executive, effective as of December 30, 2008 together with the May 6, 2009 Amendment to the Agreement (collectively the “Employment Agreement”);

WHEREAS, on September 12, 2019, PREIT provided Executive with a notice of termination without cause that terminated Executive’s employment under the Employment Agreement effective as of December 31, 2019; and

WHEREAS, the Parties desire to set forth the terms and conditions related to the termination of their employment relationship.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. General Terms of Termination. Regardless of whether Executive signs this Agreement:

(a) Executive’s last day of employment shall be December 31, 2019 or such earlier date as the Parties agree to as the separation date (the “Separation Date”). Effective on the Separation Date, Executive hereby resigns from his position as Chief Financial Officer and all or any other positions with the Company, PREIT ASSOCIATES, LP., a Pennsylvania limited partnership (“Associates”), Services, PREIT-RUBIN, INC. (“PREIT-RUBIN”), and/or any of their direct or indirect parents, subsidiaries, related or affiliated companies (“Affiliates”), or with any other entity with respect to which Company has requested Executive to perform services. Upon request by Company, Executive shall execute all additional documents and take all additional actions necessary to effectuate or memorialize such resignations. The Parties agree that, on the Separation Date, Executive shall experience a separation from service as such term is described in Section 409A of the Internal Revenue Code, (the “Code”) and the Treasury regulations thereunder.

(b) Executive shall be paid for (i) all time worked up to and including the Separation Date, (ii) all paid time off days accrued but unused as of the Separation Date, and (iii) all otherwise unreimbursed business expenses incurred in accordance with Company’s regular policies prior to the Separation Date, in each case in the next regular payroll period following the Separation Date.

(c) The Company shall pay to Executive all amounts credited to Executive’s supplemental retirement plan account, as referenced in Section 3.7 of the Employment Agreement, and the Parties’ Nonqualified Supplemental Executive Retirement Agreement (as Amended and Restated Effective January 1, 2009) (“Retirement Agreement”) at the time(s) therein specified (taking into account the delay required by Treas. Reg. § 1.409A-3(i)(2) for a portion of those payments).

(d) Executive’s eligibility to participate in Company sponsored health, vision, and dental insurance as an employee of the Company shall end effective at the end of the month of Executive’s Separation Date. However, Executive shall be eligible to continue to participate in the Company’s sponsored benefit plans in accordance with the federal law called the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), subject to COBRA’s terms, conditions and restrictions. However, if Executive signs this Agreement, the Company shall provide Executive with certain other health insurance benefits and shall pay Executive’s COBRA costs, as described below in Paragraph 2(c).

(e) Executive’s eligibility to participate in the Company’s other group insurance programs (for example, life, disability, and accidental death and dismemberment coverage) shall end effective on the Separation Date.

(f) Executive’s eligibility to make salary deferrals and to receive allocations of Company non-elective contributions shall end effective on the Separation Date. Executive is required to comply with Paragraphs 6 and 7 below.

(g) Executive acknowledges and agrees that he will not be entitled to any 2019 annual bonus.

2. If Executive Signs the Agreement. If Executive signs this Agreement, and as consideration for the termination of his employment:

(a) On the later of (i) the 8th day after Executive signs this Agreement and the attached Release and Waiver of Claims, or (ii) January 15, 2020 (the “Payment Date”), Services will pay Executive two (2) times Executive’s current base salary discounted from the dates that the base salary would have been payable in accordance with the Company’s regular payroll practices, which amount the Parties agree is $991,425.

(b) On the Payment Date, Services will pay Executive two (2) times Executive’s average bonus amount, which will be equal to the average of the percentages of base salary paid to Executive as cash bonuses in the last three full calendar years (2016, 2017 and 2018) multiplied by Executive’s base salary on the Separation Date, and which the Parties agree is $993,196.

(c) On the Payment Date, Services will take steps to continue the Company’s group medical, vision and dental plans for Executive (as well as Executive’s spouse and eligible dependents, if applicable) for a period of eighteen (18) months following the Separation Date, at the Services’ expense if Executive timely and properly elects to continue Executive’s group medical, vision and dental benefits under applicable federal law (commonly referred to as

“COBRA”). Employee will receive a separate notice concerning his rights to elect COBRA coverage at the address listed above. Services will pay on Executive’s behalf the monthly COBRA premium for the period of eighteen (18) months following Executive’s Separation Date (the “Continuation Period”). In the event the Services is unable to make such payments for any reason, the Services will make such monthly payments directly to Executive and Executive will be responsible for making such payments as necessary to maintain Executive’s COBRA continuation coverage. If required in order to avoid the adverse tax consequences of Section 105(h) of the Code, such payments will be treated as taxable income to Executive and Executive will receive an additional amount for any tax obligations Executive incurs as a result of such payments. Notwithstanding the foregoing, the Services’ payment of the monthly COBRA premium will cease immediately if the Services determines in its discretion that such payment would result in the Services being in violation of, or incurring any fine, penalty, or excise tax under, applicable law (including, without limitation, the Patient Protection and Affordable Care Act or guidance issued thereunder), in which case Services will make a monthly payment to Executive during the remainder of such COBRA Continuation Period of the amount(s) that it would have otherwise paid on Executive’s behalf under such plans, plus an additional amount to pay for the taxes Executive incurs on such payments. Following the Continuation Period, Executive’s continued participation in the Company’s group health, vision, and dental coverage pursuant to COBRA or otherwise, as applicable, shall be at Executive’s sole expense. In the event Services cannot provide such continuation coverage under such plans, programs and/or arrangements, either directly or through COBRA, at any time on or prior through the end of the Continuation Period, Services shall reimburse Executive for any premiums he pays to obtain equivalent coverage (or if equivalent coverage is not available, substantially equivalent or comparable coverage) through the end of the Continuation Period, provided that (i) the premiums paid are competitive with premiums that would be charged by other providers for equivalent coverage (or if equivalent coverage is not available, substantially equivalent or comparable coverage), and (ii) Executive submits proof of payment of such premiums no later than 120 days from the date he makes such payments.

(d) If Employee becomes employed prior to the end of the Continuation Period and receives comparable health benefits coverage, Services’ obligation to pay the COBRA premiums, as set forth above, will cease. Employee agrees that he will promptly notify the Company’s Human Resources if he becomes employed prior to the end of the Continuation Period and is receiving comparable health benefits so that the Company can take prompt steps to terminate Employee’s health coverage under COBRA.

(e) The Parties agree and confirm that as of the date of this Agreement, Executive holds 99,870 of time-based unvested shares of restricted shares in PREIT (“Restricted Shares”). All such Restricted Shares are hereby immediately forfeited to Company and, in exchange therefor, Services will pay Executive $537,300 (the “RS Payment”) on or prior to December 31, 2019; provided, however, that if Executive revokes or fails to timely execute the attached Release and Waiver of Claims, Executive will be obligated to repay the gross amount of the RS Payment to Services not later than January 31, 2020.

(f) The Parties agree and confirm that, as of the date of this Agreement, Executive holds 158,150 performance-vested restricted share units and 75,755 outperformance units issued by PREIT (collectively, the “RSUs”). All such RSUs are hereby immediately forfeited to Company and, in exchange therefor, the Services will pay Executive $830,700 on the Payment Date.

(g) Executive will be granted ownership of his Company-issued iPhone and iPad, subject to Executive’s compliance with arrangements to remove all information belonging to the Company, Associates, Services, PREIT RUBIN, and the Affiliates, in the ordinary course.

(h) Services will pay the reasonable legal fees incurred by Executive in connection with the documentation of this Agreement promptly following his delivery of invoices evidencing those fees.

3. Employment Agreement. The Parties confirm that the post-employment restrictions and obligations placed on Executive in Section 6.3 of the Employment Agreement shall survive the termination of Executive’s employment with the Company and its Affiliates and Executive agrees that he shall continue to be bound by such terms after his separation to the extent that such terms are not inconsistent with this Agreement.

4. Release and Waiver of Claims. Attached hereto, as Exhibit A, is a copy of the Release and Waiver of Claims that Executive is required to sign on or within 21 days following the Separation Date and which Executive agrees he shall sign in exchange for the consideration set forth in Section 2 above.

5. References. Executive agrees that Executive shall direct any and all prospective employers seeking a reference to contact only the Company’s Chief Executive Officer.

6. Prohibition on Executive Using or Disclosing Certain Information. At no time shall Executive directly or indirectly use, publish, or otherwise disclose or divulge to any third party without the express authorization of the Company, any confidential information of the Company, Associates, Services, PREIT-RUBIN or the Affiliates, including, without limitation, trade secrets, private or confidential information, investment technology, programs, or products of the Company, Associates, Services, PREIT-RUBIN or the Affiliates, any information concerning, referring, or relating to customers, vendors, services, products, processes, client lists, client files, prospect lists, transaction lists, shareholder information, contract forms, marketing information, books, records, files, pricing policies, business plans, records, any technical or financial information or data, or other information. This also includes any business, financial, or personal information or data relating to the computers, files, e-mails, databases, or other information belonging to, maintained, received or prepared by any of the Company’s, Associates’, Services’, PREIT-RUBIN’s or the Affiliates’, officers, owners, or employees, no matter where such information is maintained or stored. After Executive’s Separation Date, Executive agrees that Executive shall not, directly or indirectly, access, retrieve, view, or use in any manner any of the Company’s, Associates’, Services’, PREIT-RUBIN’s or the Affiliates’ computers, databases, e-mail, files, or other Company, Associates, Services, PREIT-RUBIN or Affiliates information for any purpose. This restriction is subject to and limited by Executive’s retained rights in Paragraph 10 below.

7. Company Property and Documents. Upon or immediately following the Separation Date, Executive must return to the Company’s Human Resources Department, retaining no copies, (i) all Company, Associates, Services, PREIT-RUBIN and Affiliates property (including, but not limited to, office, desk or file cabinet keys, Company identification/pass cards, Company-provided credit cards and Company equipment, such as computers and prints outs) and (ii) all Company, Associates, Services, PREIT-RUBIN and Affiliates documents (including, but not limited to, all hard copy, electronic and other files, forms, lists, charts, photographs, correspondence, computer records, programs, notes, memos, disks, DVDs, etc.) Executive also must download all electronically stored information (including but not limited to emails) related to the Company, Associates, Services, PREIT-RUBIN and/or the Affiliates from any personal computer and/or other storage devices or equipment or personal email accounts and return all downloaded material or otherwise electronically stored information and completely remove all such electronically stored information from the hard drive of such personal computer and/or all other storage devices or personal email accounts and certify, in writing, to the Company’s Human Resources Department that Executive has done so.

8. Confidentiality; Required Disclosure. Executive understands that Company, Associates, Services, PREIT-RUBIN and the Affiliates shall disclose the nature and terms of this Agreement in satisfaction of its disclosure requirements under applicable securities laws. In further consideration of the agreements of the Parties as set forth herein, neither Company nor Executive shall, prior to the date of such public disclosure by Company, communicate or disclose the terms of this Agreement to any persons with the exception of their attorneys, and accountants and/or tax advisors, or members of Executive’s immediate family, each of whom shall be informed of this confidentiality obligation and shall agree to be bound by its terms. This restriction is subject to and limited by the retained rights in Paragraph 10 below.

9. Non-Disparagement. Neither Company nor Executive shall disparage the professional or personal reputation or character of the other, including the disparagement by Executive of Associates, Services, PREIT-RUBIN and/or Affiliates and any of the Company’s Associates’, Services’ PREIT-RUBIN’s or Affiliates’ respective officers, trustees, partners, directors, managers, shareholders, employees, attorneys, other agents or representatives. Moreover, Executive shall not disparage or comment unfavorably upon the business properties, policies or prospects of Company, Associates, Services, PREIT-RUBIN or Affiliates. For purposes of the restriction applicable to Company, the restriction shall only apply to Company officers at or above the level of Senior Vice President and to Company trustees, in each case for only so long as such person is employed or engaged by the Company, it being understood that Company cannot control statements of other employees or of any former employee. Notwithstanding the foregoing, nothing in this Section shall be deemed to prohibit Company or Executive from providing truthful testimony in response to any valid subpoena or as otherwise ordered by a court or required applicable law. This restriction is subject to and limited by the retained rights in Paragraph 10 below.

10. Retained Rights. Nothing in this Agreement is intended to or shall be interpreted: (i) to restrict or otherwise interfere with your obligation to testify truthfully in any forum; or (ii) to restrict or otherwise interfere with your right and/or obligation to contact, cooperate with or provide information to any government agency or commission. Similarly, nothing in this Agreement is intended to or shall be interpreted to restrict (i) the obligation of any of the officers of Associates, Services, PREIT-RUBIN or Affiliates to testify truthfully or (ii) the right and/or obligation of the officers of Associates, Services, PREIT-RUBIN or Affiliates to provide information to a government agency or commission.

11. Indemnification.

(a) Following the Separation Date, Company shall continue to indemnify, defend, and hold harmless, and provide advancement of expenses to Executive to the same extent he is indemnified or has the right to advancement of expenses as of the Separation Date, pursuant to the Company’s Trust Agreement, Bylaws, the Employment Agreement and any indemnification agreements with Executive in existence on the Separation Date.

(b) Following the Separation Date, Company shall continue to maintain directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance covering acts or omissions occurring on or prior to the Separation Date with respect to Executive on terms with respect to such coverage and in amounts no less favorable than those benefiting active Company executive officers.

12. Cooperation. Executive agrees to provide fair and reasonable cooperation in connection with transition matters and then going forward with such other matters as may reasonably require Executive’s assistance or input based on legal, regulatory, or accounting requirements or based on Executive’s personal knowledge of or involvement with particular matters during the course of his employment with Company. Company agrees to reimburse Executive for any reasonable and necessary expenses (not including attorneys’ fees) incurred in connection with such cooperation, subject to pre-approval by the Company, and to otherwise compensate Executive for such cooperation in accordance with Section 6.5 of the Employment Agreement. Company agrees to exercise its reasonable best efforts to schedule and limit the need for Executive’s cooperation hereunder so as to avoid any interference with Executive’s personal or other professional obligations.

13. Attorney Consultation. Executive hereby certifies that the Company has advised him to review this document with an attorney of his choosing, and that he has done so.

14. Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand- delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, fax, or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any Party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any action, suit, or proceeding shall be effective against any Party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any Party to serve process in any other manner permitted by law.

(a) If to Company or Services:

Pennsylvania Real Estate Investment Trust

2005 Market Street,

Suite 1000

Philadelphia, PA 19103

Fax: (215) 547-7311

Attention: Lisa M. Most

With a copy to:

Dilworth Paxson LLP

1500 Market Street

Suite 3500E

Philadelphia, PA 19103

Fax: (215) 575-7200

Attention: Marjorie M. Obod, Esquire

(b) If to Executive:

Robert F. McCadden

1344 Barton Drive

Fort Washington, PA 19034

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and without the aid of any canon, custom or rule of law requiring construction against the draftsperson.

16. Successors. This Agreement shall be an obligation of and inure to the benefit of Executive and the Company and their respective successors.

17. Company Guarantee. The Company absolutely, unconditionally, irrevocably guarantees the full, complete and punctual performance and satisfaction of all of the obligations set forth in this Agreement, and the obligations set forth under this Agreement shall in no way be affected or impaired by reason of the voluntary or involuntary liquidation, dissolution, sale of all of substantially all of the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement or composition or readjustment of, or other proceeding affecting Executive or the Company.

18. No Admission of Liability. This Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation or of any duty (contractual or otherwise) owed by any Party to another, and this Agreement is made voluntarily to provide an amicable conclusion of Executive’s employment with the Company, Associates, Services, PREIT-RUBIN and/or the Affiliates. This Agreement shall not be construed strictly for or against any of the Parties.

19. Interpretation of Agreement. Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law. If any paragraph or part or subpart of any paragraph in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full, force and effect.

20. Acknowledgment. Executive acknowledges and agrees that, subsequent to the termination of Executive’s employment, Executive shall not be eligible for any payments from the Company, Associates, Services, PREIT-RUBIN or Affiliates, or any benefits paid by the Company, Associates, Services, PREIT-RUBIN or Affiliates, except as expressly set forth in this Agreement or the attached Release and Waiver of Claims.

21. Headings. The headings contained in this Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the parties as expressed in this Agreement, and they shall not affect the meaning or interpretation of this Agreement.

22. Days. All references to a number of days throughout this Agreement refer to calendar days.

23. Entire Agreement. This Agreement and the Release and Waiver of Claims attached hereto, constitute the entire agreement of the Parties with respect to Executive’s termination of employment.

24. Amendments. Amendments and modifications to this Agreement shall not be effective unless they are in writing signed by Executive or a representative of Executive’s estate and a duly authorized representative of Company.

25. 409A Compliance. It is intended that this Agreement comply with the applicable provisions of Section 409A of the Code and the applicable Treasury regulations and related guidance with respect thereto. To the extent that any payment under this Agreement is deemed to be deferred compensation subject to the requirements of Section 409A of the Code, this Agreement shall be interpreted and administered in a manner that complies with Section 409A of the Code and this Agreement shall be amended so that such payments shall be made in accordance with the requirements of Section 409A of the Code to the extent necessary to avoid noncompliance therewith. In the event that the period during which Employee can execute or revoke the Release and Waiver of Claims can straddle two of Employee’s tax years, payment of severance compensation shall commence in such second tax year.

26. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed the foregoing Agreement as of the date first written above.

WITNESS:	/s/ Robert McCadden

ROBERT MCCADDEN

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

BY:	/s/ Lisa M. Most
Name:	Lisa M. Most
Title:	General Counsel & Secretary

PREIT SERVICES, LLC

BY:	/s/ Lisa M. Most
Name:	Lisa M. Most
Title:	SVP & General Counsel

[Signature Page for Separation of Employment Agreement]

RELEASE AND WAIVER OF CLAIMS

This RELEASE AND WAIVER OF CLAIMS (“Release”) is entered into by ROBERT MCCADDEN (“Executive”) in connection with the termination of his employment relationship with PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, a Pennsylvania business trust (“PREIT” or the “Company”).

1. Release of Claims. Executive, for and in consideration of the payments to him described in Section 2 of that certain Separation of Employment Agreement dated December 23, 2019 (the “Separation Agreement”) does hereby confirm the severance of his employment with the Company effective on December 31, 2019 (the “Separation Date”), and Executive does hereby remise, release, waive, and forever discharge the Company, PREIT ASSOCIATES, LP., a Pennsylvania limited partnership (“Associates”), PREIT Services, LLC (“Services”), PREIT-RUBIN, INC. (“PREIT-RUBIN”), and any of their direct or indirect parent, subsidiary, related or affiliated companies (“Affiliates”), and each of their respective current and former officers, trustees, partners, directors, managers, shareholders, employees, attorneys, and other agents, and all such entities’ and individuals’ respective successors and assigns, heirs, executors, administrators and representatives (hereinafter referred to collectively as the “Released Parties”) of and from any and all rights, obligations, promises, agreements, losses, controversies, claims, actions, causes of action, suits, debts, claims and demands, of any nature whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, which Executive ever had, now has, or hereafter may have against any or all of the Released Parties relating to or arising out of Executive’s service as an officer, employee or manager of Company, Associates, Services, or any Affiliate, Executive’s employment and any other business relationships with Company, Associates, Services, or any Affiliate, the December 30, 2008 Employment Agreement, together with the May 6, 2009 Addendum between PREIT and Executive (the “Employment Agreement”), and/or Executive’s separation from employment with the Company, Associates, Services, or any Affiliate, except for obligations of the Company, Associates, Services, or any Affiliate, including payments, due to Executive under the Employment Agreement and/or the Separation Agreement but which have not been paid or completed on the date of this Release. This Release includes, but is not limited to, any such claims arising under any federal, state or local statutes, ordinances or common law principles governing employment relations or regulating terms and conditions of employment, including, without limitation, the National Labor Relations Act of 1947, the Civil Rights Acts of 1866, 1871, 1964, and 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Bankruptcy Code, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 (except as to vested benefits, which are expressly exempted from this release), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Sarbanes-Oxley Act of 2002, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, the Philadelphia Fair Practices Ordinance, and any other employee-protective law of any jurisdiction that may apply to the employment relationship between Executive and the Company, Associates, Services, or any Affiliate, each as they may have been amended, as well as any claim for wrongful discharge, breach of contract or implied contact, breach of covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, negligence, misrepresentation, fraud, detrimental reliance, promissory estoppel, defamation, invasion of privacy, breach of laws governing safety in the workplace, loss of consortium, or tortious interference with business relations.

2. Exceptions to Release of Claims. Notwithstanding the foregoing, Executive does not release Company, Associates, Services, PREIT-RUBIN or any Affiliate, from any obligations that it may have, or any rights or claims that Executive may have, arising (i) under the Separation Agreement, (ii) from events occurring after the Separation Date or the date on which Executive executes this Release, whichever is later, (iii) with respect to any continuing obligations of the Company, Associates, Services, or any Affiliate or rights of the Executive under the Employment Agreement that survive the termination of his employment (including, without limitation, Executive’s rights under Sections 4.5(c) and 6.5 of the Employment Agreement), (iv) with respect to unemployment compensation benefits which Executive may seek after the Separation Date (and Company agrees that it shall not contest a claim by Executive for such unemployment compensation benefits), or (v) other claims which may not be waived by law.

3. Confidentiality. Executive agrees to maintain the confidentiality of this Release and shall not communicate or disclose its terms, except to his attorneys, accountants and/or tax advisors, or members of his immediate family, each of whom shall be informed of this confidentiality obligation and shall agree to be bound by its terms.

4. Indemnification. Executive shall indemnify and hold harmless Company, Associates, Services, PREIT-RUBIN and Affiliates from any and all claims, losses, damages, liabilities, costs and other expenses incurred by Associates, Services, PREIT-RUBIN or Affiliates resulting from a breach by Executive of this Release.

5. Review Period. By signing below, Executive certifies that he has had a period of not less than twenty-one (21) calendar days to review this Release prior to signing it. Executive has been permitted to use as much or as little of this twenty-one day period as he desires. Any negotiations between counsel for the Parties as to the terms hereof shall not restart this period.

6. Revocation Period. Even if Executive enters into this Release, he shall have a period of seven (7) calendar days thereafter in which he may revoke it. If he revokes it, this Release shall become null and void and have no legal effect and Executive shall not receive the severance payment described in this Release. In order to timely revoke this Release, Executive must deliver notice to the Company, to the attention of Lisa M. Most, by hand delivery or facsimile, such that Ms. Most receives such notice not later than 5:00 pm on the close of business on the seventh business day after Executive has signed this Release.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has executed this Release and Waiver of Claims on the 31st day of Dec, 2019.

WITNESS:	/s/ Robert McCadden (SEAL)
ROBERT MCCADDEN

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